                                          NEWS RELEASE
__________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports Fourth Quarter and Fiscal Year 2016 Results

EVANSVILLE, Ind. – November 29, 2016 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its fourth fiscal 2016 quarter, referred to in the following as the September 2016 quarter, and fiscal year 2016.

Highlights
	Reported net sales of $1,618 million for the September 2016 quarter and record fiscal 2016 net sales of $6,489 million
	Recorded operating income of $151 million in the September 2016 quarter, an increase of 41 percent compared to the prior year quarter
	Recorded net income of $77 million or $0.61 per diluted share and increased adjusted net income per diluted share by 46 percent in the quarter to $0.73
	Posted operating EBITDA of $301 million (18.6 percent of net sales) in the September 2016 quarter compared to $205 million (17.1 percent of net sales) in the prior year quarter
	Generated $290 million of cash flow from operations in the September 2016 quarter compared to $245 million in the prior year quarter
	Increased adjusted free cash flow by 22 percent to $231 million in the September 2016 quarter resulting in a record of $517 million for fiscal year 2016
	Exceeded fiscal year 2016 guidance for both operating EBITDA and adjusted free cash flow
	Expected fiscal year 2017 cash flow from operations of $925 million and adjusted free cash flow of $550 million

"Berry had a strong fourth fiscal quarter and full year as we exceeded our guidance for both free cash flow and operating EBITDA.  We generated solid adjusted free cash flow of $231 million in the quarter, bringing our adjusted free cash flow for the 2016 fiscal year to a record $517 million," said Tom Salmon, President and COO of Berry Plastics.

September 2016 Quarter Results
For the September 2016 quarter, the Company recorded net sales of $1,618 million compared to $1,196 million in the same prior year period.  The year-over-year increase was primarily attributed to net sales from the acquisition of AVINTIV, Inc. ("Avintiv").  Net sales by reportable segment are presented in the following table.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	October 1, 2016	September 26, 2015	$ Change	% Change
Consumer Packaging	$693	$707	$(14)	(2)%
Health, Hygiene, & Specialties.	560	119	441	371%
Engineered Materials	365	370	(5)	(1)%
Total net sales	$1,618	$1,196	$422	35%

For the September 2016 quarter, the Company had operating income of $151 million compared to $107 million in the same prior year quarter.  The 41 percent year-over-year increase was primarily attributed to the acquisition of Avintiv, a $22 million improvement in our product mix and price/cost spread including contributions from sourcing synergies, a $12 million decrease in selling, general, and administrative expenses, and a $9 million reduction in restructuring and business integration expenses.  These positive contributions were partially offset by a $16 million increase in depreciation and amortization expense, and a $6 million negative impact from currency translation.

Fiscal Year 2016 Results
For fiscal year 2016, the Company recorded net sales of $6,489 million compared to $4,881 million in fiscal year 2015.  The year-over-year increase was primarily attributed to the acquisition of Avintiv partially offset by a $237 million decline in selling prices due to the pass-through of lower resin prices and a $61 million negative impact from foreign currency changes.  Net sales by reportable segment are presented in the following table.

	Three Quarterly Periods Ended (Unaudited)
Net sales (in millions of dollars)	October 1, 2016	September 26, 2015	$ Change	% Change
Consumer Packaging	$2,768	$2,870	$(102)	(4)%
Health, Hygiene, & Specialties.	2,259	502	1,757	350%
Engineered Materials	1,462	1,509	(47)	(3)%
Total net sales	$6,489	$4,881	$1,608	33%

For fiscal year 2016, the Company had operating income of $581 million compared to $408 million in the same prior fiscal year.  The 42 percent year-over-year increase was primarily attributed to a $117 million improvement in our product mix and price/cost spread including contributions from sourcing synergies, the acquisition of Avintiv, and $10 million from net productivity improvements in manufacturing.  These positive contributions were partially offset by a $55 million increase in depreciation and amortization expense primarily related to the Avintiv acquisition, and a $12 million negative impact from currency translation.

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $5,432 million to adjusted EBITDA of $1,220 million for the fiscal year ended October 1, 2016 was 4.5, representing a 0.6 improvement (reduction) since the close of the Avintiv acquisition a year ago and exceeding our goal of 0.5 reduction for the year.  The Company's adjusted free cash flow for the September 2016 quarter was $231 million, an increase of 22 percent, compared to $189 million in the prior year period.  Cash from operations increased to $857 million in fiscal year 2016, an increase of 35 percent compared to $637 million in fiscal year 2015.  The Company's adjusted free cash flow for fiscal year 2016 was $517 million compared to $436 million in fiscal year 2015.

(Unaudited)	October 1, 2016	September 26, 2015
(in millions of dollars)

Term loans	$4,060	$2,388
Second priority notes	1,600	1,200
Debt discounts and deferred fees	(58)	(29)
Capital leases and other	153	126
Total debt	$5,755	$3,685
Less: cash and cash equivalents	(323)	(228)
Net debt (1)	$5,432	$3,457

(1)
Increase primarily related to the purchase of Avintiv on October 1, 2015 for approximately $2.3 billion.  Net debt is a supplemental financial measure not required by or presented in accordance with accounting measures generally accepted in the United States.

Recent Developments
In August 2016, the Company entered into a definitive merger agreement with AEP Industries Inc. ("AEP"), under which Berry will acquire all of the outstanding shares of AEP in a cash and stock transaction.  An all-cash transaction would imply a purchase price of approximately $735 million, including the assumption of approximately $147 million of net debt as of July 31, 2016.  Each AEP shareholder will elect to receive either $110 in cash or 2.5011 shares of Berry common stock per AEP share in the transaction, subject to an overall 50/50 proration to ensure that 50% of the total outstanding AEP shares are exchanged for the cash consideration.  Upon closing, AEP shareholders will own approximately 5 percent of Berry on a fully diluted basis.  The Company expects to close the transaction around February 1, 2017 subject to the approval of AEP shareholders and customary closing conditions.

In September 2016, the Company announced that Thomas E. (Tom) Salmon has been elected as Berry's President and Chief Operating Officer effective October 3, 2016.  As President and Chief Operating Officer, Salmon is responsible for the Company's operating businesses, operations, supply chain, and procurement.  Salmon continues to serve as the President of the Company's Consumer Packaging Division until his successor is appointed.  The Company also announced that its Chairman and Chief Executive Officer, Jonathan D. (Jon) Rich, has informed the Board of Directors of his intention to retire as Chief Executive Officer effective in February 2017.  Upon his retirement, Rich will continue to serve as Executive Chairman of the Board.

Outlook
"Looking forward to next year we will continue our focus on reducing our net debt to adjusted EBITDA ratio by 0.5 or greater to below 4 on or before the end of fiscal 2017.  Additionally we are anticipating and excited for the close of our acquisition of AEP and believe together with our Engineered Materials Division, will create an impressive packaging film producer serving the North American market," stated Salmon.

We anticipate our fiscal year 2017 adjusted free cash flow to be $550 million, after deducting the $60 million payment made in October 2016 under the Company's tax receivable agreement.  These estimates assume, solely for projection purposes, that the acquisition of AEP is completed on February 1, 2017.  These estimates also assume flat working capital, constant currency rates as of the end of September, and no significant change in short term interest rates.  Additionally, our capital spending and cash interest costs are forecasted to be $315 million and $275 million, respectively, for fiscal 2017.  Within our adjusted free cash flow guidance, we are also assuming other cash taxes of $80 million, primarily related to international jurisdictions, and other cash uses of $60 million related to items such as acquisition integration expenses and costs to achieve synergies.

Investor Conference Call
The Company will host a conference call today, November 29, 2016, at 10 a.m. Eastern Time to discuss its fourth quarter and fiscal 2016 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1678312.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning November 29, 2016, at 1 p.m. Eastern Time, to December 6, 2016, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1678312.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers, with net sales of $6.5 billion in fiscal 2016.  The Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company's website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share, adjusted free cash flow, cash interest expense, and net debt. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits of the acquisition of Avintiv, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) increased exposure to international risks as a result of the acquisition of Avintiv, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  In addition, we note that the closing of the acquisition of AEP, is subject to the satisfaction or waiver of each of the applicable closing conditions, and that the actual closing date will depend on the date of AEP stockholder approval and the satisfaction or waiver of the other applicable closing conditions.  Any delay in the completion of the acquisition would defer our ability to realize the intended benefits of the acquisitions and would be expected to reduce our financial results from the projected levels.  These risks, as well as other risks associated with the proposed acquisition of AEP, are more fully discussed in the registration statement on Form S-4 (File No. 333-213803), as amended and supplemented, that Berry filed with the SEC in connection with the proposed transaction.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It
In connection with the proposed transaction, Berry has filed a registration statement on Form S-4 with the SEC that includes the preliminary proxy statement of AEP and that also constitutes a preliminary prospectus of Berry. After the registration statement is declared effective, AEP plans to mail to its stockholders the definitive proxy statement/prospectus.  AEP and Berry may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document which AEP or Berry may file with the SEC. Investors are urged to read the registration statement, the proxy statement/prospectus and any other relevant documents when they are available, as well as any amendments or supplements to these documents, carefully and in their entirety because they contain important information.

Investors may obtain free copies of the registration statement, including the preliminary proxy statement/prospectus, and other relevant documents filed by Berry and AEP with the SEC through the website maintained by the SEC at www.sec.gov, or by contacting AEP's information agent at Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, (800) 561-3947 or Berry at Berry Plastics Group, Inc., 101 Oakley Street, Evansville, Indiana 47710, Attn: Dustin Stilwell, Head of Investor Relations, (812) 306-2964.

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation Relating to the Merger
Berry, AEP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from AEP's shareholders in respect of the proposed transaction. Information regarding Berry's directors and executive officers can be found in Berry's definitive proxy statement filed with the SEC on January 20, 2016 and its 2015 Annual Report filed with the SEC on November 23, 2015 as well as its other filings with the SEC. Information regarding AEP's directors and executive officers can be found in AEP's definitive proxy statement filed with the SEC on February 25, 2016 and its 2015 Annual Report filed with the SEC on January 14, 2016, as well as its other filings with the SEC. Additional information regarding the interests of such potential participants are included in the preliminary proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction. These documents are available free of charge on the SEC's website and from Berry and AEP, as applicable, using the sources indicated above.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Net sales	$1,618	$1,196	$6,489	$4,881
Costs and expenses:
Cost of goods sold	1,317	975	5,202	4,012
Selling, general and administrative	110	91	531	357
Amortization of intangibles	37	21	143	91
Restructuring and impairment charges	3	2	32	13
Operating income	151	107	581	408

Debt extinguishment	—	—	4	94
Other (income) expense, net	(1)	(1)	(22)	1
Interest expense, net	69	39	291	191
Income before income taxes	83	69	308	122
Income tax expense	6	21	72	36
Consolidated net income	$77	$48	$236	$86

Net income per share:
Basic	$0.63	$0.40	$1.95	$0.72
Diluted	0.61	0.39	1.89	0.70

Outstanding weighted-average shares: (in millions)
Basic	121.7	119.8	120.8	119.1
Diluted	127.1	124.0	125.0	123.4

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Fiscal Year Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Consolidated net income	$77	$48	$236	$86
Currency translation	(40)	(13)	(1)	(45)
Interest rate hedges	6	(15)	(14)	(33)
Defined benefit pension and retiree health benefit plans	(23)	(16)	(23)	(16)
Provision for income taxes related to other comprehensive income items	1	12	9	18
Comprehensive income	$21	$16	$207	$10
Comprehensive income attributable to non-controlling interests	—	—	—	—
Comprehensive income attributable to the Company	$21	$16	$207	$10

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	October 1, 2016	September 26, 2015
Assets:
Cash and cash equivalents	$323	$228
Accounts receivable, net	704	434
Inventories	660	522
Other current assets	105	199
Property, plant, and equipment, net	2,224	1,294
Goodwill, intangible assets, and other long-term assets	3,637	2,351
Total assets	$7,653	$5,028

Liabilities and stockholders' equity (deficit):
Current liabilities, excluding debt	$988	$668
Current and long-term debt	5,755	3,685
Other long-term liabilities	689	728
Redeemable non-controlling interest	—	12
Stockholders' equity (deficit)	221	(65)
Total liabilities and stockholders' equity (deficit)	$7,653	$5,028

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Fiscal Year Ended
	October 1, 2016	September 26, 2015
Cash flows from operating activities:
Consolidated net income	$236	$86
Depreciation	382	259
Amortization of intangibles	143	91
Debt extinguishment	4	94
Other non-cash items	47	55
Working capital	45	52
Net cash from operating activities	857	637

Cash flows from investing activities:
Additions to property, plant, and equipment	(288)	(180)
Proceeds from sale of assets	5	18
Other investing activities, net	(13)	—
Acquisitions of businesses, net of cash acquired	(2,283)	(3)
Net cash from investing activities	(2,579)	(165)

Cash flows from financing activities:
Proceeds from long-term borrowings	2,490	693
Repayment of long-term borrowings	(524)	(951)
Proceeds from issuance of common stock	26	18
Debt financing costs	(40)	(86)
Payment of tax receivable agreement	(57)	(39)
Purchase of non-controlling interest	(78)	—
Net cash from financing activities	1,817	(365)
Effect of exchange rate changes on cash	—	(8)
Net change in cash and cash equivalents	95	99
Cash and cash equivalents at beginning of period	228	129
Cash and cash equivalents at end of period	$323	$228

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended			Fiscal Year Ended
	October 1, 2016	September 26, 2015		October 1, 2016	September 26, 2015
Net sales:
Consumer Packaging	$693	$707		$2,768	$2,870
Health, Hygiene, & Specialties	560	119	(1)	2,259	502
Engineered Materials	365	370		1,462	1,509
Total net sales	$1,618	$1,196	(1)	$6,489	$4,881
Operating income:
Consumer Packaging	$52	$61		$225	$229
Health, Hygiene, & Specialties	50	7		169	31
Engineered Materials	49	39		187	148
Total operating income	$151	$107		$581	$408
Depreciation and amortization:
Consumer Packaging	$65	$60		$260	$237
Health, Hygiene, & Specialties	52	9		192	35
Engineered Materials	18	18		73	78
Total depreciation and amortization	$135	$87		$525	$350
Restructuring and impairment charges:
Consumer Packaging	$2	$2		$9	$11
Health, Hygiene, & Specialties	1	—		20	—
Engineered Materials	—	—		3	2
Total restructuring and impairment charges(3)	$3	$2		$32	$13
Business optimization costs (2) :
Consumer Packaging	$3	$5		$14	$31
Health, Hygiene, & Specialties	6	2		42	4
Engineered Materials	3	2		16	9
Total business optimization costs (3)	$12	$9		$72	$44
Operating EBITDA:
Consumer Packaging	$122	$128		$508	$508
Health, Hygiene, & Specialties	109	18	(4)	423	70
Engineered Materials	70	59		279	237
Total operating EBITDA	$301	$205	(4)	$1,210	$815

(1)
Acquisition sales for the quarter ended September 2015 was $449 million.  Combined net sales within the HH&S segment, including acquisition sales for the quarter ended September 26, 2015, would be $568 million and total combined net sales for the quarter ended September 26, 2015 would be $1,645 million.

(2)	Includes integration expenses, non-cash charges, and other business optimization costs.
(3)	Increase from prior year period is primarily related to the Avintiv acquisition.
(4)
Acquisition operating EBITDA for the quarter ended September 2015 was $71 million.  Operating EBITDA, including acquisitions for the HH&S segment for the quarter ended September 26, 2015, would be $89 million and total operating EBITDA for the quarter ended September 26, 2015 would be $276 million.  Acquisition operating EBITDA of $71 million includes $26 million of operating income, plus $32 million of depreciation and amortization, plus $13 million of other business optimization and restructuring costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Consolidated net income	$77	$48	$236	$86
Add: debt extinguishment	—	—	4	94
Add: other expense (income), net	(1)	(1)	(22)	1
Add: interest expense, net	69	39	291	191
Add: income tax expense	6	21	72	36
Operating income	$151	$107	$581	$408

Add: non-cash amortization from 2006 private sale	8	8	32	32
Add: restructuring and impairment	3	2	32	13
Add: other non-cash charges	2	3	31	21
Add: business optimization and other expenses (1)	10	6	41	23
Adjusted operating income (5)	$174	$126	$717	$497

Add: depreciation	98	65	382	259
Add: amortization of intangibles (2)	29	14	111	59
Operating EBITDA (5)	$301	$205	$1,210	$815

Add: unrealized cost savings (3)			10	5
Adjusted EBITDA (5)			$1,220	$820

Cash flow from operating activities	$290	$245	$857	$637
Net additions to property, plant, and equipment	(59)	(56)	(283)	(162)
Payment of tax receivable agreement	—	—	(57)	(39)
Adjusted free cash flow (5)	$231	$189	$517	$436

Net income per diluted share	$0.61	$0.39	$1.89	$0.70
Debt extinguishment	—	—	0.03	0.76
Other expense (income), net	(0.01)	—	(0.18)	—
Non-cash amortization from 2006 private sale	0.06	0.06	0.26	0.26
Restructuring and impairment	0.02	0.02	0.26	0.10
Business optimization costs (1)	0.10	0.07	0.57	0.36
Income tax impact on items above (4)	(0.05)	(0.04)	(0.30)	(0.45)
Adjusted net income per diluted share (5)	$0.73	$0.50	$2.53	$1.73

Estimated Fiscal 2017
Cash flow from operating activities	$925
Additions to property, plant, and equipment	(315)
Tax receivable agreement payment	(60)
Adjusted free cash flow (5)	$550

(1) Includes integration expenses and other business optimization costs.  Other non-cash charges included in adjusted net income per diluted share.

(2) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the October 1, 2016 and September 26, 2015 quarters and $32 million for both the four quarters ended October 1, 2016 and September 26, 2015.

(3) Unrealized cost savings primarily represents unrealized cost savings related to acquisitions.

(4) Income tax effects on adjusted net income were calculated using 32% and 30% for the September 2016 and 2015 quarters, respectively.  The rates used for fiscal years 2016 and 2015 were 32% and 30%, respectively.  The rates used for each represents the Company's expected effective tax rate for each respective period.

(5) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. Our projected adjusted free cash flow for fiscal 2017 assumes $925 million of cash flow from operations less $315 million of net additions to property, plant, and equipment and $60 million of payments under our tax receivable agreement.

Adjusted EBITDA, adjusted free cash flow, and net debt are used in calculating executive bonus payments and are useful and/or necessary to meet one or more of the principal objectives of the Company's business and to motivate and reward named executive officers on a day-to-day basis for the time spent and the services they perform.

We also believe these measures are useful to an investor in evaluating our liquidity and performance as these measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures

Investor Contact:
Dustin Stilwell
812.306.2964
ir@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com

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